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Exhibit 10.18

CONFORMED COPY

COLLECTION AGENCY AGREEMENT

        This Collection Agency Agreement, dated as of March 16, 2004 (this "Agreement"), is made by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation (the "Company"), and Mrs. Fields Famous Brands, LLC, a Delaware limited liability company (the "Agent").

W I T N E S S E T H:

        WHEREAS, the Company currently operates or previously has operated certain retail food stores, the related store properties of which it leases, as a tenant;

        WHEREAS, the Company may sell or has sold some of these retail food stores to third parties (the "Sold Stores") where it may remain or has remained as the tenant on the store leases related to the Sold Stores (the "Sold Store Leases") with the purchasers of the Sold Stores becoming subtenants of the Company (the "Subtenants") under certain subleases between the Company and the Subtenants entered into in accordance with the Sold Store Leases; and

        WHEREAS, the Company desires that the Agent undertake the collection of the Subtenants' rental payments (as the same may from time to time be identified by the Company, the "Accounts") made in respect of the Sold Store Leases in the manner and under the terms hereinafter set forth and the Agent desires to accept such engagement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained in this Agreement, the parties hereby agree as follows:

        1.    Appointment as Agent.    The Company hereby appoints the Agent to collect and receive all sums due and payable to the Company in respect of the Accounts.

        2.    Compensation.    The Agent shall receive no compensation for its collection of the Accounts under this Agreement, provided, however, that the Agent shall be entitled to reimbursement under the Management Agreement, dated as of even date herewith (the "Management Agreement"), between the Agent and the Company, for certain costs associated with the provision of services under this Agreement by certain of Agent's employees.

        3.    Validity of Accounts.    The Company warrants, that so far as known to the Company, the Accounts assigned for collection are valid, existing and enforceable against the Subtenants.

        4.    Collection Terms.    The Agent shall:

          (a)   have the authority to receive payment in check, cash or other immediately available funds, money order, credit card and other instruments that may be received as payment;

          (b)   use all lawful means to effect collection of the Accounts, including without limitation, preparing and delivering to Subtenants any statements and invoices in respect of the Accounts;

          (c)   remit, in full, gross collections on the Accounts to the Company as soon as practicable after receipt thereof with a statement listing such information as the Company reasonably may request;

          (d)   provide a quarterly listing of Accounts returned to the Company as uncollectible with an explanation as to why; and

          (e)   make records and Account information available to the Company for audit and inspection at any time during normal business hours.

        5.    Collection Enforcement Actions.    The Company reserves to itself the decision whether the Accounts shall be placed with an outside collection agency or with an attorney for litigation. In the event all ordinary and reasonable collection efforts of Agent fail, the Company may authorize the Agent in writing to retain an outside collection agency or an attorney for the Company on prescribed terms and to commence litigation in the name and on behalf of the Company.

        6.    Collection Expenses.    All costs and expenditures to effect collection of the Accounts shall be borne by Agent; provided, however, that the Agent may allocate certain costs associated with the performance of this Agreemenby by the Agent's employees to the Company pursuant to the Management Agreement. Notwithstanding the foregoing, all outside collection agency fees and costs, and litigation costs (including court costs and attorneys' fees) arising from or related to Accounts specifically authorized for outside collection or suit by the Company, shall be borne by the Company.

        7.    Indemnification.

          (a)   The Agent shall indemnify and hold the Company harmless from any and all claims, demands, or cause of action that may asserted due to the activities of Agent on any of the Accounts.

          (b)   The Company agrees to indemnify and hold the Agent harmless from any and all claims, demands, or causes of action that may be asserted due to the activities of the Company on any Account.

        8.    Miscellaneous.

          (a)    Governing Law.    This Agreement shall be governed by the laws of the State of Utah (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

          (b)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute a single instrument.

          (c)    Descriptive Headings.    Descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MRS. FIELDS' ORIGINAL COOKIES, INC.

By:	/s/ MICHAEL R. WARD Name: Michael R. Ward Title: Senior Vice President, General Counsel and Secretary

MRS. FIELDS FAMOUS BRANDS, LLC

By:	/s/ MICHAEL R. WARD Name: Michael R. Ward Title: Senior Vice President, General Counsel and Secretary

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  Exhibit 10.18
COLLECTION AGENCY AGREEMENT